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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
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                                   FORM 8-A/A

                For Registration of Certain Classes of Securities
                    Pursuant to Section 12(b) or 12(g) of the
                         Securities Exchange Act of 1934

                                 Amendment No. 1

                             NALCO CHEMICAL COMPANY
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             (Exact name of Registrant as specified in its charter)

                Delaware                                                36-1520480
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(Jurisdiction of incorporation or organization)             (I.R.S. Employer Identification No.)

             One Nalco Center
           Naperville, Illinois                                          60563-1198
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   (Address of principal executive offices)                              (Zip Code)

If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A.(c)(1), please check the following box. |_|

If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General Instruction A.(c)(2), please check the following box. |_|

If this Form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. |_|

If this Form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. |_|

Securities Act registration statement file number to which this form relates: _______________
         (If Applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

                                                                Name of each exchange on
   Title of each class to be so registered                which each class is to be registered
   ---------------------------------------                ------------------------------------

Rights to Purchase Series C Junior Participating                New York Stock Exchange
Preferred Stock, par value $1.00 per share                      Chicago Stock Exchange


Securities to be registered pursuant to Section 12(g) of the Act:

                                 Not Applicable
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                                (Title of class)

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


                 Information Required in Registration Statement

         The undersigned registrant hereby amends the following items, exhibits or other portions of its Registration Statement on Form 8-A dated June 21, 1996 (the "Form 8-A"). Capitalized terms used herein and not otherwise defined have the meaning ascribed to such terms in the Rights Agreement dated June 20, 1996, between the registrant and First Chicago Trust Company (the "Rights Agreement").

Item 1.  Description of Registrant's Securities to be Registered.

         Item 1 of the Form 8-A filed with the Securities and Exchange Commission by Nalco Chemical Company, a Delaware corporation (the "Company"), is hereby amended to include the following:

         On June 27, 1999, the Company entered into a definitive Agreement and Plan of Merger (the "Merger Agreement") with Suez Lyonnaise des Eaux, a societe anonyme organized under the laws of the Republic of France, and H2O Acquisition Co., a Delaware corporation and a wholly owned subsidiary of Suez Lyonnaise des Eaux, providing for the acquisition by Suez Lyonnaise des Eaux of all the issued and outstanding shares of (i) the Company's common stock at $53 per share and
(ii) the Company's Series B ESOP Convertible Preferred Stock at $1060 per share, in each case, in cash. The Company and the Rights Agent entered into an amendment to the Rights Agreement dated June 28, 1999 (the "Amendment"), which provides, among other things, that Suez Lyonnaise des Eaux, H2O Acquisition Co. and their affiliates are exempt from the definition of Acquiring Person, that the Merger Agreement and the transactions contemplated thereby shall not constitute a Distribution Date, an event described in Section 11(a)(ii) of the Rights Agreement, an event described in Section 13(a) of the Rights Agreement, a Shares Acquisition Date or a Triggering Event and that no Rights shall be exercisable pursuant to the Rights Agreement.

         A copy of the Rights Agreement has been filed with the Securities and Exchange Commission as an exhibit to the Form 8-A. This summary of the Amendment does not purport to be complete and is qualified in its entirety by reference to the Amendment, which is incorporated herein by reference.

Item 2.  Exhibits.

         The following exhibits are filed herewith (or incorporated herein by reference):

         1. Rights Agreement, dated as of June 20, 1996, between the Company and First Chicago Trust Company, as Rights Agent, which includes as Exhibit A thereto the Form of Certificate of Designation, Preferences and Rights, as Exhibit B thereto the Form of Right, and as Exhibit C thereto the Summary of Rights

              Plan(1). Pursuant to the Rights Agreement, Rights Certificate will not be mailed until occurrence of certain events described more fully in Section 3 of the Rights Agreement.

         2. Amendment to Rights Agreement, dated as of June 28, 1999, between the Company and First Chicago Trust Company, as Rights Agent.

















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(1)  The Rights Agreement is incorporated by reference to Exhibit 1. to the Form
     8-A dated June 21, 1996.

                                   Signatures


         Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Amendment to the Form 8-A, to be signed on its behalf by the undersigned, thereunto duly authorized.

                                    NALCO CHEMICAL COMPANY



                                    By:       /s/ William E. Parry
                                       -----------------------------------------
                                       Name:  William E. Parry
                                       Title: Vice President and General Counsel
Date: August 11, 1999.

                                  EXHIBIT INDEX



Exhibit No.
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     1.       Rights Agreement, dated as of June 20, 1996, between the Company and First Chicago Trust Company, as Rights Agent, which includes as Exhibit A thereto the Form of Certificate of Designation, Preferences and Rights, as Exhibit B thereto the Form of Right, and as Exhibit C thereto the Summary of Rights Plan(1).

     2. Amendment to Rights Agreement, dated as of June 28, 1999, between the Company and First Chicago Trust Company, as Rights Agent.


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(1)  The Rights Agreement is incorporated by reference to Exhibit 1. to the Form
     8-A dated June 21, 1996.